Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

FOURTH QUARTER AND FISCAL YEAR 2009 OPERATING RESULTS

Uncasville, Connecticut, November 20, 2009 – The Mohegan Tribal Gaming Authority, or the Authority, announced today its operating results for the fourth quarter and fiscal year ended September 30, 2009. The Authority is the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs.

Consolidated financial results for the fourth quarter ended September 30, 2009:

•	Adjusted EBITDA, a non-GAAP measure described below, of $81.8 million, a 0.7% decrease from the fourth quarter of fiscal 2008

•	Net income of $66.4 million, a 23.7% decrease from the fourth quarter of fiscal 2008

•	Income from operations of $101.2 million, a 13.7% decrease from the fourth quarter of fiscal 2008

•	Net revenues of $364.9 million, a 12.2% decrease from the fourth quarter of fiscal 2008

•	Gaming revenues of $330.9 million, an 11.5% decrease from the fourth quarter of fiscal 2008

•	Gross slot revenues of $254.8 million, a 7.7% decrease from the fourth quarter of fiscal 2008

•	Table games revenues of $72.4 million, a 24.9% decrease from the fourth quarter of fiscal 2008

•	Non-gaming revenues of $65.8 million, a 14.5% decrease from the fourth quarter of fiscal 2008

Highlights for the fourth quarter ended September 30, 2009:

•	Continued execution of a company-wide cost containment program, resulting in a reduction in consolidated operating costs and expenses of $26.0 million from the fourth quarter of fiscal 2008

•

Successfully re-opened the renovated Winter Entrance at Mohegan Sun, which incorporates new food and beverage facilities including Bobby Flay’s Bobby’s Burger Palace, Frank Pepe Pizzeria Napoletana and Fidelia’s Market

•	Repaid 6 3/8% $330.0 million senior subordinated notes at maturity on July 15, 2009 with proceeds from the bank credit facility

Consolidated financial results for the fiscal year ended September 30, 2009:

•	Adjusted EBITDA, a non-GAAP measure described below, of $302.6 million, a 0.5% decrease from fiscal 2008

•	Net income of $119.3 million, a 20.0% decrease from fiscal 2008

•	Income from operations of $242.7 million, a 7.8% decrease from fiscal 2008

•	Net revenues of $1.46 billion, a 7.4% decrease from fiscal 2008

•	Gaming revenues of $1.32 billion, a 6.6% decrease from fiscal 2008

•	Gross slot revenues of $997.3 million, a 3.4% decrease from fiscal 2008

•	Table games revenues of $305.9 million, an 18.3% decrease from fiscal 2008

•	Non-gaming revenues of $255.4 million, a 14.0% decrease from fiscal 2008

Fourth Quarter Operating Results:

Consolidated Adjusted EBITDA for the quarter ended September 30, 2009 reflects a decrease in Adjusted EBITDA at Mohegan Sun, offset by lower Corporate expenses and an increase in Adjusted EBITDA at Pocono Downs. The decrease in Adjusted EBITDA at Mohegan Sun resulted from a decline in net revenues likely due to the national economic recession and increased promotional spending by competitors, partially offset by lower operating costs and expenses primarily reflecting the continued execution of the cost containment program implemented during the second quarter of fiscal 2009. Adjusted EBITDA at Mohegan Sun also reflects an operating gain resulting from a settlement agreement with the State of Connecticut regarding slot win contribution payments on the Authority’s free promotional slot play program, further discussed below. The decrease in Corporate expenses was primarily due to a non-recurring charge recorded in the fourth quarter of fiscal 2008 in connection with the development of a proposed casino to be owned by the Menominee Indian Tribe of Wisconsin, or the Menominee Project, as well as non-recurring expenditures relating to the Authority’s effort to secure a gaming license in Wyandotte County, Kansas. The growth in Adjusted EBITDA at Pocono Downs was primarily attributable to the continued execution of the cost containment efforts at Pocono Downs and non-recurring operating expenses incurred in the fourth quarter of fiscal 2008 in connection with the July 2008 opening of Project Sunrise, the second phase of Pocono Downs’ gaming and entertainment facility.

“I am very pleased with our fourth quarter and fiscal year operating results, especially given the challenging economic conditions we have faced over the past twelve months,” said Mitchell Grossinger Etess, President and CEO of the Authority. “Our results reflect the contribution of each and every member of our team and I would like to thank them for their hard work, dedication and personal sacrifice during these difficult economic times. As we manage through the economic recovery, we will continue to maintain the excellent guest service, product and hospitality experience that has made Mohegan Sun and Pocono Downs premier gaming and entertainment destinations.”

Mohegan Sun

Financial results (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Adjusted EBITDA	$73,649	$80,302	$(6,653)	(8.3)%
Income from operations	100,306	126,903	(26,597)	(21.0)%
Operating costs and expenses	198,302	223,251	(24,949)	(11.2)%
Net revenues	298,608	350,154	(51,546)	(14.7)%
Gaming revenues	267,991	311,231	(43,240)	(13.9)%
Non-gaming revenues	59,722	72,009	(12,287)	(17.1)%

The decreases in Adjusted EBITDA and income from operations were due to a decline in net revenues resulting from reduced spending by gaming patrons, likely caused by the national economic recession, and increased promotional spending by competitors. These results were partially offset by lower operating costs and expenses primarily resulting from the continued execution of the cost containment program and the operating gain from the settlement agreement with the State of Connecticut, further discussed below. Adjusted EBITDA margin, or Adjusted EBITDA as a percentage of net revenues, increased to 24.7% for the quarter ended September 30, 2009 from 22.9% in the fourth quarter of fiscal 2008. Income from operations for the quarter ended September 30, 2009 also reflects a non-cash relinquishment liability reassessment credit of $45.7 million compared to a credit of $68.9 million in the fourth quarter of fiscal 2008. The non-cash relinquishment liability reassessment credits had the effect of reducing operating costs and expenses.

Operating costs and expenses declined primarily due to the continued execution of the cost containment program, and to a lesser extent, lower variable costs and expenses commensurate with the decline in net revenues. These results were partially offset by the decrease in the non-cash relinquishment liability reassessment credit.

The decrease in net revenues was the result of the declines in both gaming and non-gaming revenues, partially offset by a reduction in promotional allowances. Gaming and non-gaming revenues were adversely impacted by the national economic recession and increased promotional spending by competitors.

Selected gaming data (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance

Slot handle	$2,406,444	$2,622,381	$(215,937)	(8.2)%
Gross slot revenues	197,483	220,422	(22,939)	(10.4)%
Net slot revenues	190,542	211,468	(20,926)	(9.9)%
Table games drop	497,920	644,678	(146,758)	(22.8)%
Table games revenues	72,436	96,394	(23,958)	(24.9)%
Poker revenues (1)	2,890	875	2,015	230.3%

Information related to slot revenues within Mohegan Sun’s market area (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance

Northeast slot gaming market gross slot revenues (2) (3)	$662,124	$698,907	$(36,783)	(5.3)%
Connecticut slot gaming market gross slot revenues (4)	378,748	422,468	(43,720)	(10.3)%

Additional statistics (unaudited):

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Variance
Northeast slot gaming market (2) (3):
Slot win market share	31.4%	33.0%	(1.6)%
Slot win efficiency	120.3%	135.1%	(14.8)%
Connecticut slot gaming market (4):
Slot win market share	52.1%	52.2%	(0.1)%
Slot win efficiency	110.6%	120.4%	(9.8)%

(1)	Reflects results of the 42-table poker room opened in August 2008.
(2)	Northeast slot gaming market consists of Mohegan Sun, Foxwoods Resort Casino, including MGM Grand at Foxwoods, collectively Foxwoods, Twin River, Newport Grand and Empire City.
(3)	Includes free promotional slot plays.
(4)	Connecticut slot gaming market consists of Mohegan Sun and Foxwoods.

Slot revenues declined during the quarter as a result of lower slot handle due to reduced consumer discretionary spending on activities such as gaming, leisure and hospitality likely caused by the national economic recession. During the quarter ended September 30, 2009, the number of Mohegan Sun’s rated slot player trips declined 2.2%, while spending per rated slot player decreased 9.8% as compared to the fourth quarter of fiscal 2008. Increased promotional spending by competitors and reduced entertainment events at the Mohegan Sun Arena also may have contributed to the decline in slot revenues. Gross slot hold percentage for the quarter ended September 30, 2009 was 8.2% compared to 8.4% in the fourth quarter of fiscal 2008. Gross slot win per unit per day for the quarter ended September 30, 2009 was $318 compared to $379 in the fourth quarter of fiscal 2008. The decline in Mohegan Sun’s slot win efficiency in the Northeast slot gaming market likely resulted from some customers in the New York City and Boston area markets choosing to frequent closer gaming facilities in the states of New York and Rhode Island, and increased promotional spending by competitors. The decrease in Mohegan Sun’s slot win efficiency in the Connecticut slot gaming market was due to an increase in the weighted average number of slot machines following the August 2008 opening of Casino of the Wind.

The decline in table games revenues resulted from lower table games drop, in particular, high-limit table games play. During the quarter ended September 30, 2009, the number of Mohegan Sun’s rated table games patron trips increased

2.5%, while spending per rated table games patron decreased 27.1% as compared to the fourth quarter of fiscal 2008, reflecting the decline in high-limit table games play, as well as the overall reduction in consumer spending likely caused by the national economic recession. Table games hold percentage for the quarter ended September 30, 2009 was 14.6% compared to 15.0% in the fourth quarter of fiscal 2008. Table games hold percentage is relatively predictable over longer periods of time, but can fluctuate significantly over shorter periods. Table games revenue per unit per day for the quarter ended September 30, 2009 was $2,435 compared to $3,262 in the fourth quarter of fiscal 2008.

Non-gaming revenues (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance

Food and beverage revenues	$19,773	$23,250	$(3,477)	(15.0)%
Hotel revenues	9,988	11,816	(1,828)	(15.5)%
Retail, entertainment and other revenues	29,961	36,943	(6,982)	(18.9)%

The decrease in food and beverage revenues was primarily attributable to a $2.9 million decline in food revenues, resulting from a 17.5% reduction in the number of meals served at Mohegan Sun-owned food outlets. The decreased number of meals served reflects, in part, the May 2009 closure of Fidelia’s Restaurant, owned and operated by Mohegan Sun, which was replaced by Bobby Flay’s Bar Americain in November 2009. Food and beverage revenues also were negatively impacted by the July 2009 opening of Frank Pepe Pizzeria Napoletana and the September 2008 opening of Jimmy Buffett’s Margaritaville Restaurant, both of which resulted in decreased patron visitation at Mohegan Sun-owned food outlets. Additionally, the decrease in food and beverage revenues likely was attributable to the overall weakness in consumer spending and reduced entertainment events at the Mohegan Sun Arena. The decreased number of meals served was partially offset by a 2.8% increase in the average price per cover.

The decline in hotel revenues resulted from lower room rates offered to gaming patrons due to room pricing pressures from competitors. Hotel occupancy remained stable, increasing slightly to 96.7% for the quarter ended September 30, 2009 compared to 96.4% in the fourth quarter of fiscal 2008. Revenue per available room for the quarter ended September 30, 2009 was $91 compared to $102 in the fourth quarter of fiscal 2008. Average daily room rate, or ADR, decreased to $94 for the quarter ended September 30, 2009 compared to $106 in the fourth quarter of fiscal 2008. ADR was adversely impacted by lower demand for higher-rate group business, consistent with nationwide trends.

The decrease in retail, entertainment and other revenues was primarily due to declines in entertainment revenues of $3.9 million and gasoline revenues of $2.5 million. The decline in entertainment revenues resulted from a decrease in the number of shows at the Mohegan Sun Arena, including fewer headliner shows, primarily due to scheduling dates reserved for the Connecticut Sun basketball team which were not utilized, resulting in decreases in the average price per ticket and the number of tickets sold of 13.8% and 13.4%, respectively. The reduction in gasoline revenues resulted from a decrease in the average price per gallon of gasoline sold.

Settlement Agreement with the State of Connecticut

In September 2009, the Authority reached a settlement with the State of Connecticut regarding slot win contribution payments on the Authority’s free promotional slot play program, resulting in a $5.7 million operating gain, which was reflected as a reduction to gaming costs and expenses in the accompanying statement of income for the quarter ended September 30, 2009. Pursuant to the settlement, the parties agreed to the release and disbursement of $12.2 million of payments escrowed by the Authority since October 2007, including accrued interest thereon, pending resolution with the State. The escrowed amount represented 25.0% of the value of all free promotional slot plays by patrons at Mohegan Sun since the program’s inception in October 2007, which the State had asserted was owed on free promotional slot plays. Of the total amount escrowed, $6.5 million was distributed to the Authority and $5.7 million was distributed to the State pursuant to the settlement agreement. The $6.5 million distributed to the Authority included approximately $800,000 of payments escrowed in connection with free promotional slot plays utilized by patrons at Mohegan Sun during July 2009.

In addition to the disbursement of the escrowed funds under the terms of the settlement agreement, effective July 1, 2009, the State agreed that no value shall be attributed to free promotional slot plays utilized by patrons at Mohegan

Sun for purposes of calculating monthly slot win contribution payments to the State, provided that the aggregate amount of such free promotional slot plays during any month does not exceed 5.5% of gross slot revenues for such month. In the event free promotional slot plays exceed 5.5% of monthly gross slot revenues, contribution payments to the State are required on such excess face amount of free promotional slot plays at the same rate as slot win contribution payments, or 25.0%.

Relinquishment Liability Reassessment

Pursuant to a relinquishment agreement with Trading Cove Associates, or TCA, the Authority is required to make certain payments to TCA, determined as a percentage of revenues generated by Mohegan Sun, through the period ending December 31, 2014. A liability for these payments was established based on the estimated present value of Mohegan Sun’s estimated future revenues and is periodically reassessed. Based on recent operating trends, the Authority estimates that Mohegan Sun’s projected revenues over the remaining relinquishment period will decrease from previously estimated amounts. Accordingly, the related relinquishment liability has decreased from $344.1 million to $298.4 million, resulting in a non-cash relinquishment liability credit of $45.7 million for the quarter ended September 30, 2009.

Pocono Downs

Financial results (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance

Adjusted EBITDA	$11,795	$9,736	$2,059	21.1%
Income from operations	4,762	2,257	2,505	111.0%
Operating costs and expenses	61,534	63,401	(1,867)	(2.9)%
Net revenues	66,296	65,658	638	1.0%
Gaming revenues	62,903	62,489	414	0.7%
Non-gaming revenues	6,125	5,039	1,086	21.6%

The increases in Adjusted EBITDA and income from operations were primarily attributable to the continued execution of the cost containment efforts at Pocono Downs and non-recurring operating expenses incurred in the fourth quarter of fiscal 2008 for leased slot machines and related costs during the transition from the Phase I slot facility to the Phase II slot facility. These results likely were, in part, offset by the impact of new competition following the May 2009 opening of Sands Casino Resort Bethlehem, or Sands Bethlehem, in Bethlehem, Pennsylvania, located approximately 70 miles from Pocono Downs, and the national economic recession. Adjusted EBITDA margin increased to 17.8% for the quarter ended September 30, 2009 from 14.8% in the fourth quarter of fiscal 2008. The increase in income from operations also was reflective of non-recurring pre-opening costs and expenses recorded in the fourth quarter of fiscal 2008 in connection with the opening of Project Sunrise.

Operating costs and expenses declined primarily due to the continued execution of the cost containment program and the non-recurring operating expenses incurred in connection with the opening of Project Sunrise.

The increase in net revenues was the result of a full period of operations of Project Sunrise. Gaming and non-gaming revenues likely were adversely impacted by the increased competition in the Northeastern Pennsylvania slot gaming market and the national economic recession.

Selected gaming data (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance

Slot handle	$706,939	$619,208	$87,731	14.2%
Gross slot revenues	57,300	55,715	1,585	2.8%
Net slot revenues	57,341	56,511	830	1.5%

Information related to slot revenues within Pocono Downs’ market area (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Northeastern Pennsylvania slot gaming market gross slot revenues (1)	$157,587	$105,095	$52,492	49.9%

Additional statistics (unaudited):

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Variance
Northeastern Pennsylvania slot gaming market (1):
Slot win market share	36.4%	53.0%	(16.6)%
Slot win efficiency	117.2%	111.4%	5.8%

(1)	Northeastern Pennsylvania slot gaming market consists of Pocono Downs, Mount Airy Resort Casino and Sands Casino Resort Bethlehem, which opened on May 20, 2009.

The growth in slot revenues was attributable to a full period of operations of Project Sunrise, partially offset by the increased competition following the opening of Sands Bethlehem and the impact of the national economic recession. Gross slot hold percentage for the quarter ended September 30, 2009 was 8.1% compared to 9.0% in the fourth quarter of fiscal 2008. The decrease in gross slot hold percentage was primarily attributable to increased free promotional slot plays provided to Pocono Downs’ Player’s Club members, which were included in slot handle. Gross slot win per unit per day for the quarter ended September 30, 2009 decreased to $253 from $265 in the fourth quarter of fiscal 2008. The decline in gross slot win per unit per day was primarily attributable to an increase in the weighted average number of slot machines following the opening of Project Sunrise. The decline in Pocono Downs’ slot win market share in the Northeastern Pennsylvania slot gaming market was attributable to the opening of Sands Bethlehem. The increase in Pocono Downs’ slot win efficiency in the Northeastern Pennsylvania slot gaming market during the quarter was reflective of the opening of Sands Bethlehem, which had a greater impact on Mount Airy Resort Casino versus Pocono Downs.

Non-gaming revenues (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Food and beverage revenues	$4,317	$3,749	$568	15.2%
Retail, entertainment and other revenues	1,808	1,290	518	40.2%

The growth in food and beverage revenues resulted from an increase in the average price per cover due to a full period of operations of the 300-seat Timbers Buffet opened as an amenity of Project Sunrise. The increase in retail, entertainment and other revenues was primarily attributable to the addition of entertainment revenues from live concerts at the harness racing facility during the quarter.

Corporate

Total Corporate expenses (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Total Corporate expenses	$3,877	$11,940	$(8,063)	(67.5)%

The decrease in total Corporate expenses reflects a $6.0 million non-recurring charge recorded in the fourth quarter of fiscal 2008 for additional reserves against the net assets of the Authority’s subsidiary, Wisconsin Tribal Gaming, LLC, or WTG. WTG was formed to participate in the Menominee Project. The decrease in total Corporate expenses also was attributable to non-recurring expenditures relating to the Authority’s effort to secure a gaming license in Wyandotte County, Kansas.

Cost Containment Program

As a result of the declines in business volumes and the uncertainties in the financial markets, the Authority undertook a series of steps to reduce expenditures, including a company-wide cost containment program that became effective during the second quarter of fiscal 2009. This program included, among other things, employee salary rollbacks, suspension of all annual and merit-based compensation increases, reductions in work hours, suspension of employer-matching 401(k) contributions and funding of other contributions to the Mohegan Retirement and 401(k) Plan. In addition, the Authority implemented, and continues to implement, initiatives to reduce operating expenses, including reductions in advertising expenditures, certain marketing programs, hours of operation in certain food and beverage and retail outlets and reductions in most other operating cost categories. The Authority estimates that the cost containment program yielded consolidated cost savings totaling approximately $26.0 million for the quarter ended September 30, 2009. Consolidated cost savings for fiscal 2009 totaled approximately $86.0 million.

Fiscal Year 2009 Operating Results:

Consolidated Adjusted EBITDA for the fiscal year ended September 30, 2009 reflects a decrease in Adjusted EBITDA at Mohegan Sun, offset by an increase in Adjusted EBITDA at Pocono Downs and lower Corporate expenses. The decrease in Adjusted EBITDA at Mohegan Sun resulted from a decline in net revenues likely due to the national economic recession, higher promotional spending by competitors and unfavorable winter weather conditions as compared to the prior fiscal year. These results were partially offset by lower operating costs and expenses primarily due to the execution of the cost containment program and increased poker revenues reflecting a full year of operations of the 42-table poker room located in Casino of the Wind, which opened in August 2008. The growth in Adjusted EBITDA at Pocono Downs was primarily attributable to a full year of operations of Project Sunrise, combined with the results of the cost containment program. The decrease in Corporate expenses was primarily due to non-recurring charges recorded in fiscal 2008 in connection with the Menominee Project.

Mohegan Sun

Financial results (in thousands, unaudited):

	For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Adjusted EBITDA	$279,594	$297,037	$(17,443)	(5.9)%
Income from operations	247,678	280,232	(32,554)	(11.6)%
Operating costs and expenses	956,087	1,082,713	(126,626)	(11.7)%
Net revenues	1,203,765	1,362,945	(159,180)	(11.7)%
Gaming revenues	1,078,286	1,209,547	(131,261)	(10.9)%
Non-gaming revenues	234,006	281,258	(47,252)	(16.8)%

The decreases in Adjusted EBITDA and income from operations were due to a decline in net revenues likely resulting from the national economic recession, increased promotional spending by competitors and unfavorable winter weather conditions as compared to the prior fiscal year. These results were partially offset by lower operating costs and expenses primarily resulting from the continued execution of the cost containment program and increased poker revenues. Adjusted EBITDA margin increased to 23.2% for the fiscal year ended September 30, 2009 from 21.8% in the fiscal year ended September 30, 2008. Income from operations for the fiscal year ended September 30, 2009 also reflects the non-cash relinquishment liability reassessment credit previously discussed.

Operating costs and expenses declined primarily due to the continued execution of the cost containment program, and to a lesser extent, lower variable costs and expenses, commensurate with the decline in net revenues. These results were partially offset by the decrease in the non-cash relinquishment liability reassessment credit.

The decrease in net revenues was the result of the declines in both gaming and non-gaming revenues, partially offset by a reduction in promotional allowances. Gaming and non-gaming revenues were adversely impacted by the national economic recession and increased promotional spending by competitors.

Selected gaming data (in thousands, unaudited):

	For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Slot handle	$9,255,718	$10,110,965	$(855,247)	(8.5)%
Gross slot revenues	779,625	855,859	(76,234)	(8.9)%
Net slot revenues	751,304	823,776	(72,472)	(8.8)%
Table games drop	2,108,767	2,609,726	(500,959)	(19.2)%
Table games revenues	305,896	374,485	(68,589)	(18.3)%
Poker revenues (1)	11,974	875	11,099	1,268.5%

Information related to slot revenues within Mohegan Sun’s market area (in thousands, unaudited):

	For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Northeast slot gaming market gross slot revenues (2) (3)	$2,538,152	$2,656,519	$(118,367)	(4.5)%
Connecticut slot gaming market gross slot revenues (4)	1,467,457	1,603,695	(136,238)	(8.5)%

Additional statistics (unaudited):

	For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	Variance
Northeast slot gaming market (2) (3):
Slot win market share	31.9%	33.2%	(1.3)%
Slot win efficiency	123.5%	133.9%	(10.4)%

Connecticut slot gaming market (4):
Slot win market share	53.1%	53.4%	(0.3)%
Slot win efficiency	114.8%	118.3%	(3.5)%

(1)	Reflects results of the 42-table poker room opened in August 2008.
(2)	Northeast slot gaming market consists of Mohegan Sun, Foxwoods Resort Casino, including MGM Grand at Foxwoods, collectively Foxwoods, Twin River, Newport Grand and Empire City.
(3)	Includes free promotional slot plays.
(4)	Connecticut slot gaming market consists of Mohegan Sun and Foxwoods.

Slot revenues declined during the quarter as a result of lower slot handle due to reduced consumer discretionary spending on activities such as gaming, leisure and hospitality likely caused by the national economic recession. During the fiscal year ended September 30, 2009, the number of Mohegan Sun’s rated slot player trips declined 2.3%, while spending per rated slot player decreased 8.2% as compared to the prior fiscal year. Increased promotional spending by competitors, as well as additional gaming and hotel capacity added by Foxwoods, following the May 2008 opening of its MGM Grand at Foxwoods, also may have contributed to the decline in slot revenues. Additionally, slot revenues were impacted by unfavorable winter weather conditions and reduced entertainment events at the Mohegan Sun Arena. Gross slot hold percentage for the fiscal year ended September 30, 2009 was 8.4% compared to 8.5% in the prior fiscal year. Gross slot win per unit per day for the fiscal year ended September 30, 2009 was $316 compared to $380 in the prior fiscal year. The decline in Mohegan Sun’s slot win efficiency in the Northeast slot gaming market likely resulted from some customers in the New York City and Boston area markets choosing to frequent closer gaming facilities in the states of New York and Rhode Island, and increased promotional spending by competitors. The decrease in Mohegan Sun’s slot win efficiency in the Connecticut slot gaming market was due to an increase in the weighted average number of slot machines following the opening of Casino of the Wind and increased promotional spending by Foxwoods.

The decline in table games revenues resulted from lower table games drop, in particular, high-limit table games play. During the fiscal year ended September 30, 2009, the number of Mohegan Sun’s rated table games patron trips increased 5.1%, while spending per rated table games patron decreased 21.2% as compared to the prior fiscal year, reflecting the decline in high-limit table games play, as well as the overall reduction in consumer spending likely caused by the national economic recession. Table games hold percentage for the fiscal year ended September 30, 2009 was 14.5% compared to 14.4% in the prior fiscal year. Table games revenue per unit per day for the fiscal year ended September 30, 2009 was $2,573 compared to $3,177 in the prior fiscal year.

Non-gaming revenues (in thousands, unaudited):

	For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Food and beverage revenues	$77,457	$93,028	$(15,571)	(16.7)%
Hotel revenues	39,567	48,740	(9,173)	(18.8)%
Retail, entertainment and other revenues	116,982	139,490	(22,508)	(16.1)%

The decrease in food and beverage revenues was primarily attributable to a $12.9 million decline in food revenues, resulting from a 20.5% reduction in the number of meals served at Mohegan Sun-owned food outlets. The decreased number of meals served reflects, in part, the temporary closure of the Mohegan Sun Earth food court and the remodeling of Birches Bar & Grill, to accommodate the renovation and re-opening of the Winter Entrance, as well as the May 2009 permanent closure of Fidelia’s Restaurant, owned and operated by Mohegan Sun, which was replaced by Bobby Flay’s Bar Americain in November 2009. Food and beverage revenues also were negatively impacted by the July 2009 opening of Frank Pepe Pizzeria Napoletana and the September 2008 opening of Jimmy Buffett’s Margaritaville Restaurant, both of which resulted in decreased patron visitation at Mohegan Sun-owned food outlets. Additionally, the decrease in food and beverage revenues likely was attributable to the overall weakness in consumer spending, a reduction in banquet revenues from the Mohegan Sun convention center and reduced entertainment events at the Mohegan Sun Arena. The decreased number of meals served was partially offset by a 4.6% increase in the average price per cover.

The decline in hotel revenues resulted from lower room rates offered to gaming patrons due to the increased hotel and meeting room capacity added by MGM Grand at Foxwoods and room pricing pressures from our competitors. Hotel occupancy increased to 95.4% for the fiscal year ended September 30, 2009 compared to 93.6% in the prior fiscal year. Revenue per available room for the fiscal year ended September 30, 2009 was $88 compared to $105 in the prior fiscal year. ADR decreased to $92 for the fiscal year ended September 30, 2009 compared to $113 in the prior fiscal year. The decline in ADR was attributable to lower demand for higher-rate group business, consistent with nationwide trends.

The decrease in retail, entertainment and other revenues was primarily the result of a $10.2 million decline in entertainment revenues as compared to the prior fiscal year. During the fiscal year, there was a significant decrease in the number of shows at the Arena, including fewer headliner shows, primarily due to a reduction in available entertainment acts on tour and scheduling dates reserved for the Connecticut Sun basketball team which were not utilized, resulting in a 21.5% decrease in Arena tickets sold. The decrease in retail, entertainment and other revenues also was due to a $9.6 million decline in gasoline revenues, as a result of a significant decrease in the average price per gallon of gasoline sold.

Pocono Downs

Financial results (in thousands, unaudited):

	For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Adjusted EBITDA	$38,262	$29,592	$8,670	29.3%
Income from operations	12,378	12,093	285	2.4%
Operating costs and expenses	238,974	197,145	41,829	21.2%
Net revenues	251,352	209,238	42,114	20.1%
Gaming revenues	239,055	201,227	37,828	18.8%
Non-gaming revenues	21,367	15,706	5,661	36.0%

The increases in Adjusted EBITDA and income from operations were primarily attributable to higher net revenues resulting from a full year of operations of Project Sunrise, partially offset by higher operating costs and expenses necessary to support Project Sunrise. Adjusted EBITDA and income from operations during fiscal 2009 were positively impacted by the cost containment efforts at Pocono Downs. Adjusted EBITDA and income from operations likely were adversely impacted by the increased competition from Sands Bethlehem and the national economic recession. Adjusted EBITDA margin increased to 15.2% for the fiscal year ended September 30, 2009 from 14.1% in the fiscal year ended September 30, 2008. Income from operations for the fiscal year ended September 30, 2009 also reflects increased depreciation expense on Project Sunrise and related slot machines and equipment placed into service in July 2008, partially offset by non-recurring pre-opening costs and expenses recorded in fiscal 2008 in connection with the opening of Project Sunrise.

Operating costs and expenses increased primarily due to higher operating costs and expenses necessary to support Project Sunrise, partially offset by the impact of the cost containment program.

The increase in net revenues was the result of a full year of operations of Project Sunrise. Gaming and non-gaming revenues likely were adversely impacted by the increased competition in the Northeastern Pennsylvania slot gaming market and the national economic recession.

Selected gaming data (in thousands, unaudited):

	For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Slot handle	$2,628,844	$2,008,678	$620,166	30.9%
Gross slot revenues	217,679	176,173	41,506	23.6%
Net slot revenues	217,835	176,743	41,092	23.2%

Information related to slot revenues within Pocono Downs’ market area (in thousands, unaudited):

	For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Northeastern Pennsylvania slot gaming market gross slot revenues (1)	$479,121	$336,145	$142,976	42.5%

Additional statistics (unaudited):

	For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	Variance
Northeastern Pennsylvania slot gaming market (1):
Slot win market share	45.4%	52.4%	(7.0)%
Slot win efficiency	111.8%	142.0%	(30.2)%

(1)	Northeastern Pennsylvania slot gaming market consists of Pocono Downs, Mount Airy Resort Casino and Sands Casino Resort Bethlehem, which opened on May 20, 2009.

The growth in slot revenues was attributable to a full year of operations of Project Sunrise. Slot results likely were negatively impacted by the increased competition from Sands Bethlehem and the national economic recession. Gross slot hold percentage for the fiscal year ended September 30, 2009 was 8.3% compared to 8.8% in the prior fiscal year. The decrease in gross slot hold percentage was attributable to increased free promotional slot play provided to Pocono Downs’ Player’s Club members, which were included in slot handle. Gross slot win per unit per day for the fiscal year ended September 30, 2009 decreased to $241 from $326 in the prior fiscal year. The declines in Pocono Downs’ gross slot win per unit per day and slot win efficiency in the Northeastern Pennsylvania slot gaming market were attributable to an increase in the weighted average number of slot machines following the opening of Project Sunrise. The decline in Pocono Downs’ slot win market share in the Northeastern Pennsylvania slot gaming market was attributable to the opening of Sands Bethlehem.

Non-gaming revenues (in thousands, unaudited):

	For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Food and beverage revenues	$15,648	$10,940	$4,708	43.0%
Retail, entertainment and other revenues	5,719	4,766	953	20.0%

The growth in food and beverage revenues resulted from an increase in the average price per cover due to a full year of operations of the 300-seat Timbers Buffet. The increase in retail, entertainment and other revenues was primarily attributable to the addition of tenant revenues from outlets opened in connection with Project Sunrise and entertainment revenues from live concerts at the harness racing facility during the fourth quarter of fiscal 2009, as well as increased ATM commissions due to an increase in the number and utilization of ATM machines at the facility.

Corporate

Total Corporate expenses (in thousands, unaudited):

	For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	Variance	Percentage Variance
Total Corporate expenses	$17,310	$28,959	$(11,649)	(40.2)%

The decrease in total Corporate expenses reflects $9.5 million in non-recurring charges recorded in fiscal 2008 for additional reserves recorded against the net assets of WTG. The decrease in total Corporate expenses also was attributable to a reduction in professional costs and consulting expenditures related to certain gaming diversification efforts that ended in fiscal 2008, in particular, the Authority’s effort to secure a gaming license in Wyandotte County, Kansas. Additionally, the decrease in total Corporate expenses resulted from the impact of the cost containment program, partially offset by increased rental expense in connection with a ground lease for a 152-acre site located in Palmer, Massachusetts.

“I am extremely pleased to report that the Authority has successfully implemented the cost reduction initiative that it embarked upon earlier this year,” said Jeffery E. Hartmann, COO of the Authority. “Through the combined efforts of our Mohegan Sun and Pocono Downs teams, we were able to reduce our consolidated operating costs and expenses by more than $85 million in fiscal 2009. Most of the cost reductions implemented in 2009 will continue into fiscal 2010 and will provide us with an operating advantage as the economy recovers. Our strategic focus in fiscal 2010 will be to strengthen the Authority’s balance sheet through continued efforts to reduce debt and lower operating leverage.”

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended		Adjusted EBITDA For the Three Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Mohegan Sun	$298,608	$350,154	$73,649	$80,302
Pocono Downs	66,296	65,658	11,795	9,736
Corporate	—	—	(3,605)	(7,583)

Total	$364,904	$415,812	$81,839	$82,455

(in thousands, unaudited)	Net Revenues For the Fiscal Years Ended		Adjusted EBITDA For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Mohegan Sun	$1,203,765	$1,362,945	$279,594	$297,037
Pocono Downs	251,352	209,238	38,262	29,592
Corporate	—	—	(15,235)	(22,459)

Total	$1,455,117	$1,572,183	$302,621	$304,170

Liquidity, Capital Resources and Capital Spending

As of September 30, 2009, the Authority held cash and cash equivalents of $64.7 million compared to $83.2 million as of September 30, 2008. As of September 30, 2009, there was $713.0 million drawn on the Authority’s bank credit facility, which was comprised of a $147.0 million term loan and $566.0 million in revolving loans. The Authority’s total debt was approximately $1.64 billion as of September 30, 2009 compared to $1.56 billion as of September 30, 2008.

As of September 30, 2009, the amount of outstanding letters of credit issued pursuant to the Authority’s bank credit facility totaled $4.6 million, of which no amount was drawn. Inclusive of the term loan and letters of credit, which reduce borrowing availability under the bank credit facility, the Authority had approximately $129.4 million of borrowing capacity under the bank credit facility as of September 30, 2009, without taking into account covenants under the bank credit facility and the Authority’s line of credit and note indentures. The amount drawn on the bank credit facility as of September 30, 2009 reflects the repayment of the Authority’s 6 3/8% $330.0 million senior subordinated notes at maturity on July 15, 2009 with proceeds from the bank credit facility. Considering available borrowings and restrictive financial covenants under the bank credit facility and note indentures, the amount of additional borrowings the Authority could incur under the bank credit facility in conjunction with its current permitted borrowings (after taking into consideration the issuance in October 2009 of the second lien senior secured notes and the use of proceeds therefrom for repayment of the $147.0 million term loan, repayment of $41.0 million of revolving loans (including a $25.0 million permanent reduction in the revolving commitments), all further discussed below) approximated $145.4 million as of September 30, 2009.

Interest Expense

Interest expense increased by $15.9 million, or 16.9%, to $109.7 million for the fiscal year ended September 30, 2009 compared to $93.8 million for the fiscal year ended September 30, 2008. The increase in interest expense was primarily due to higher weighted average outstanding debt and lower capitalized interest, partially offset by a decrease in weighted average interest rate. The weighted average outstanding debt was $1.65 billion for the fiscal year ended September 30, 2009 compared to $1.40 billion for the fiscal year ended September 30, 2008. Capitalized interest was $1.1 million for the fiscal year ended September 30, 2009 compared to $6.5 million for the fiscal year ended September 30, 2008. The increase in weighted average outstanding debt was due to additional borrowings on the bank credit facility to fund capital expenditures for Project Horizon and Project Sunrise. Weighted average interest rate was 6.7% for the fiscal year ended September 30, 2009 compared to 7.2% for the fiscal year ended September 30, 2008.

Capital Expenditures

The Authority’s capital expenditures totaled $93.9 million for the fiscal year ended September 30, 2009 compared to $383.7 million for the fiscal year ended September 30, 2008. These capital expenditures were primarily comprised of capital expenditures at Mohegan Sun totaling $91.1 million, which included Project Horizon construction expenditures of $71.9 million, including capitalized interest of $1.1 million, and $19.2 million in maintenance and development capital expenditures. Net capital expenditures at Pocono Downs totaled $2.8 million for the fiscal year ended September 30, 2009.

Capital expenditures for fiscal 2010 at Mohegan Sun, exclusive of Project Horizon spending, are forecast to be approximately $27.0 million in maintenance and development capital expenditures.

Capital expenditures for fiscal 2010 at Pocono Downs are forecast to be approximately $3.0 million in maintenance and development capital expenditures.

Project Horizon

Project Horizon, Mohegan Sun’s second major expansion, was initially planned to include four major components: Sunrise Square, Casino of the Wind, Property Infrastructure, including a new parking garage, additional surface parking lots, site development and road improvements, and the Earth Expansion, including a new hotel and related retail areas, as well as improvements to the existing Winter Parking Garage and Winter Entrance. As of September 30, 2009, two of the components, Sunrise Square and Casino of the Wind, have been completed. Additionally, the Winter Parking Garage improvements, surface parking lots, site development and road improvements were completed as of September 30, 2009.

In September 2008, the Authority announced the suspension of the hotel, retail and new parking garage elements of Project Horizon due to a slowdown in business volumes and uncertainties in the financial markets resulting from the national economic recession. The costs incurred for the suspended elements were related to excavation and foundation work for the planned podium and hotel tower, as well as professional fees for design and architectural work. The Authority is currently evaluating its options with respect to the development of the suspended elements, including the new hotel. During the quarter ended September 30, 2009, $4.5 million of obsolete assets related to the suspended elements were written-off and recorded within other income (expense), net, in the accompanying statements of income for the three months and fiscal year ended September 30, 2009. As of September 30, 2009, $78.3 million of assets related to the suspended elements were included within construction in process.

The Winter Entrance of the Earth Expansion, which connects the Winter Parking Garage to Casino of the Earth, opened in early July 2009. The renovated Winter Entrance incorporates new food and beverage facilities, including Bobby Flay’s Bobby’s Burger Palace, Frank Pepe Pizzeria Napoletana and Fidelia’s Market, a four-station quick-serve dining area featuring Jasper White’s Summer Shack Express, Woodland Wok, Chief’s Bagels, Subs & Sweets and The Original SoupMan (anticipated to open in December 2009). Bobby Flay’s Bar Americain also was opened in November 2009, in the location previously occupied by Fidelia’s Restaurant. Estimated remaining project costs relating to the Winter Entrance consist primarily of costs to complete theming of the Winter Entrance.

As of September 30, 2009, a breakdown of project costs incurred, estimated remaining project costs and total project costs for the various Project Horizon elements, is as follows:

(in millions, excluding capitalized interest)	Project Costs Incurred	Estimated Remaining Project Costs	Total Project Costs
Components Completed or In Process:
Sunrise Square	$16.7	$—	$16.7
Casino of the Wind	111.3	—	111.3
Property Infrastructure	37.2	—	37.2
Winter Parking Garage Improvements	3.4	—	3.4
Winter Entrance	35.6	12.4	48.0

Subtotal	204.2	12.4	216.6
Suspended Components:
Earth Expansion	81.1	1.7	82.8
New Parking Garage	2.2	—	2.2

Subtotal	83.3	1.7	85.0

Total	$287.5	$14.1	$301.6

Capital Resources

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $71.5 million and $80.0 million for the fiscal years ended September 30, 2009 and 2008, respectively. Distributions to the Tribe are anticipated to approximate between $59.0 million and $64.0 million for fiscal 2010.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next 12 months. However, the Authority can provide no assurance in this regard. Any future investments in Mohegan Sun and Pocono Downs are anticipated to be funded through a combination of operating cash flows and draws under the bank credit facility.

Recent Developments

On October 26, 2009, the Authority issued $200.0 million second lien senior secured notes with fixed interest payable at a rate of 11 1/2% per annum, or the notes. The net proceeds from this financing were used to repay the Authority’s existing term loan under the bank credit facility in the aggregate principal amount of $147.0 million, to repay $41.0 million of revolving loans under the bank credit facility, including a $25.0 million permanent reduction in the commitment, and to pay related transaction costs and expenses associated with the issuance. The notes mature on November 1, 2017. The first call date for the notes is November 1, 2013. Interest on the notes is payable semi-annually on May 1st and November 1st, commencing May 1, 2010. The notes are collateralized by a second lien on substantially all of the Authority’s property and assets, and that of its existing and future guarantor subsidiaries, or the guarantors, and are effectively subordinated to all of the Authority’s first lien secured debt, including the borrowings under the bank credit facility, to the extent of the collateral securing such debt. The notes rank equally in right of payment with all of the Authority’s and the guarantors’ existing and future senior indebtedness and with the senior portion of the then due and owing payment obligations under the relinquishment agreement, but, to the extent of the value of the collateral, rank effectively senior to all of the Authority’s unsecured senior indebtedness, including its 6  1/8% senior notes due 2013 and payment obligations under the relinquishment agreement. The notes rank senior to all of the Authority’s and the guarantors’ existing and future subordinated indebtedness, including the Authority’s 8  3/8% senior subordinated notes due 2011, 8% senior subordinated notes due 2012, 7  1/8% senior subordinated notes due 2014 and 6  7/8% senior subordinated notes due 2015. The notes are fully guaranteed, jointly and severally, on a second lien senior secured basis, by the guarantors.

The notes and guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

On October 26, 2009, concurrently with the issuance of the notes, the Authority entered into an amendment to the terms of the bank credit facility. Among other things, the amendment modified the terms of the bank credit facility to increase the Authority’s total leverage and senior leverage ratio covenants, as well as the applicable pricing rates. As discussed above, upon the paydown of the bank credit facility with the proceeds from the issuance of the notes, the revolving commitments were permanently reduced by $25.0 million to $675.0 million.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its fourth quarter and fiscal year 2009 operating results on Friday, November 20, 2009 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (International)

Conference ID: 39942165

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the Authority’s website at www.mtga.com, in the “Investor Relations/Financial News” section. Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Friday, November 20, 2009. This replay will run through December 4, 2009.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (International)

Conference ID: 39942165

A transcript will be available on the Authority’s website for a period of 90 days following the conference call.

About the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 507-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing situated on a 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Pocono Downs offers approximately 2,500 slot machines and electronic blackjack games, several dining options, including two fine dining restaurants, a casual dining 300-seat buffet and a quick-serve dining area, six retail outlets, three bars/lounges and a bus passenger lounge. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,”

“expect,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as well as the Authority’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended September 30, 2009	For the Three Months Ended September 30, 2008	For the Fiscal Year Ended September 30, 2009	For the Fiscal Year Ended September 30, 2008
Revenues:

Gaming	$330,894	$373,720	$1,317,341	$1,410,774

Food and beverage	24,090	26,999	93,105	103,968

Hotel	9,988	11,816	39,567	48,740

Retail, entertainment and other	31,769	38,233	122,701	144,256

Gross revenues	396,741	450,768	1,572,714	1,707,738

Less - Promotional allowances	(31,837)	(34,956)	(117,597)	(135,555)

Net revenues	364,904	415,812	1,455,117	1,572,183

Operating costs and expenses:

Gaming	203,268	233,546	833,088	892,034

Food and beverage	10,522	13,329	42,720	49,951

Hotel	3,280	4,224	13,513	17,314

Retail, entertainment and other	9,013	15,063	42,290	56,848

Advertising, general and administrative	53,377	59,612	205,650	229,407

Corporate expenses	3,857	9,069	17,227	25,188

Pre-opening costs and expenses	—	3,306	282	4,652

Depreciation and amortization	26,074	29,390	103,279	102,370

Relinquishment liability reassessment	(45,678)	(68,947)	(45,678)	(68,947)

Total operating costs and expenses	263,713	298,592	1,212,371	1,308,817

Income from operations	101,191	117,220	242,746	263,366

Other income (expense):

Accretion of discount to the relinquishment liability	(5,107)	(6,771)	(20,425)	(27,085)

Interest income	658	925	3,912	3,795

Interest expense, net of capitalized interest	(25,859)	(25,578)	(109,689)	(93,793)

Gain on early extinguishment of debt	—	—	8,466	—

Other income (expense), net	(4,709)	(213)	(7,658)	248

Total other expense	(35,017)	(31,637)	(125,394)	(116,835)

Income from operations before minority interests	66,174	85,583	117,352	146,531

Minority interests	252	1,486	1,992	2,729

Net income	$66,426	$87,069	$119,344	$149,260

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Operating Results:
Gross revenues	$396,741	$450,768	$1,572,714	$1,707,738
Net revenues	364,904	415,812	1,455,117	1,572,183
Income from operations	101,191	117,220	242,746	263,366

Other Data:
Adjusted EBITDA	$81,839	$82,455	$302,621	$304,170
Capital expenditures	22,903	111,388	93,892	383,688
Cash interest paid	38,477	36,611	106,008	95,204

			September 30, 2009	September 30, 2008
Balance Sheet Data:
Cash and cash equivalents			$64,664	$83,200
Total debt			1,636,564	1,557,559

MOHEGAN SUN SUPPLEMENTAL DATA - OPERATING STATISTICS (unaudited)

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$73,649	$80,302	$279,594	$297,037
Adjusted EBITDA margin	24.7%	22.9%	23.2%	21.8%

Capital expenditures (in thousands)	$22,248	$74,080	$91,051	$210,482
Capitalized interest (in thousands)	52	882	1,061	3,550

Weighted average number of units:
Slot machines	6,742	6,315	6,752	6,159
Table games	323	321	326	322
Poker tables	42	15	42	4

Win per unit per day:
Slot machines (gross)	$318	$379	$316	$380
Table games	2,435	3,262	2,573	3,177
Poker	748	631	781	631

Hold percentage:
Slot machines (gross)	8.2%	8.4%	8.4%	8.5%
Table games	14.6%	15.0%	14.5%	14.4%

Northeast slot gaming market statistics:
Slot win market share	31.4%	33.0%	31.9%	33.2%
Slot win efficiency	120.3%	135.1%	123.5%	133.9%

Connecticut slot gaming market statistics:
Slot handle market share	53.0%	51.7%	53.2%	52.8%
Slot win market share	52.1%	52.2%	53.1%	53.4%
Slot handle efficiency	112.4%	119.3%	115.0%	117.0%
Slot win efficiency	110.6%	120.4%	114.8%	118.3%

Hotel statistics:
Hotel occupancy %	96.7%	96.4%	95.4%	93.6%
Average daily rate (ADR)	$94	$106	$92	$113
Revenue per available room (REVPAR)	$91	$102	$88	$105

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended			For the Fiscal Years Ended
	September 30, 2009 (1)		September 30, 2008 (1)	September 30, 2009 (1)		September 30, 2008 (1)
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$11,795		$9,736	$38,262		$29,592
Adjusted EBITDA margin	17.8%		14.8%	15.2%		14.1%

Capital expenditures (in thousands)	$655		$37,287	$2,841		$173,184
Capitalized interest (in thousands)	—		266	—		2,998

Slot Statistics:
Weighted average number of slot machines	2,466		2,289	2,470		1,476
Win per unit per day (gross)	$253		$265	$241		$326
Hold percentage (gross)	8.1%		9.0%	8.3%		8.8%
Slot handle market share	33.3	% (2)	48.6%	42.6	% (2)	47.6	% (3)
Slot win market share	36.4	% (2)	53.0%	45.4	% (2)	52.4	% (3)
Slot handle efficiency	107.2	% (2)	102.1%	104.7	% (2)	129.0	% (3)
Slot win efficiency	117.2	% (2)	111.4%	111.8	% (2)	142.0	% (3)

(1)	Includes results of Project Sunrise, which opened on July 17, 2008.
(2)	Includes results of Sands Casino Resort Bethlehem, which opened on May 20, 2009.
(3)	Includes results of Mount Airy Resort Casino, which opened on October 22, 2007.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Adjusted EBITDA	$81,839	$82,455	$302,621	$304,170
Pre-opening costs and expenses	—	(3,306)	(282)	(4,652)
Depreciation and amortization	(26,074)	(29,390)	(103,279)	(102,370)
Relinquishment liability reassessment	45,678	68,947	45,678	68,947
Minority interests	(252)	(1,486)	(1,992)	(2,729)

Income from operations	101,191	117,220	242,746	263,366

Accretion of discount to the relinquishment liability	(5,107)	(6,771)	(20,425)	(27,085)
Interest income	658	925	3,912	3,795
Interest expense, net of capitalized interest	(25,859)	(25,578)	(109,689)	(93,793)
Gain on early extinguishment of debt	—	—	8,466	—
Other income (expense), net	(4,709)	(213)	(7,658)	248
Minority interests	252	1,486	1,992	2,729

Net income	$66,426	$87,069	$119,344	$149,260

Reconciliations of Income from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income from operations, a financial measure determined in accordance with GAAP, to Adjusted EBITDA, are shown below (in thousands):

	For the Three Months Ended September 30, 2009
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$100,306	$—	$(45,678)	$19,021	$—	$73,649
Pocono Downs	4,762	—	—	7,033	—	11,795
Corporate	(3,877)	—	—	20	252	(3,605)

Total	$101,191	$—	$(45,678)	$26,074	$252	$81,839

	For the Three Months Ended September 30, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$126,903	$1,113	$(68,947)	$21,233	$—	$80,302
Pocono Downs	2,257	2,193	—	5,286	—	9,736
Corporate	(11,940)	—	—	2,871	1,486	(7,583)

Total	$117,220	$3,306	$(68,947)	$29,390	$1,486	$82,455

	For the Fiscal Year Ended September 30, 2009
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$247,678	$58	$(45,678)	$77,536	$—	$279,594
Pocono Downs	12,378	224	—	25,660	—	38,262
Corporate	(17,310)	—	—	83	1,992	(15,235)

Total	$242,746	$282	$(45,678)	$103,279	$1,992	$302,621

	For the Fiscal Year Ended September 30, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$280,232	$1,204	$(68,947)	$84,548	$—	$297,037
Pocono Downs	12,093	3,448	—	14,051	—	29,592
Corporate	(28,959)	—	—	3,771	2,729	(22,459)

Total	$263,366	$4,652	$(68,947)	$102,370	$2,729	$304,170

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release, represents earnings before interest expense, depreciation and amortization, pre-opening costs and expenses, reassessment and accretion of discount to the relinquishment liability to TCA pursuant to the relinquishment agreement, gain on early extinguishment of debt and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliations to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies, and therefore, comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as interest expense, depreciation and amortization and reassessment and accretion of discount to the relinquishment liability, as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of interest expense, depreciation and amortization, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut, November 20, 2009

CONTACTS: Mitchell Grossinger Etess Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000